                           Robert C. Seiwell, Jr., CPA
                          5100 Las Verdes Circle, #313
                             Delray Beach, FL 33484

March 29, 2004

United States Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of the Current Report on Form 8-K/A of IBSG International, Inc. dated March 26, 2004 to be filed with the Securities and Exchange Commission and agree with the statements made therein insofar as they relate to the accounting firm of Robert C. Seiwell, Jr., CPA. We have no basis on which to comment on the last paragraph and on any other references to HJ & Associates, LLC.

/s/ Robert C. Seiwell, Jr., CPA